Exhibit 10.5

[Form of]
INDEMNIFICATION AGREEMENT
(with officers)

This Indemnification Agreement (the “Agreement”) is made as of the 1st day of July, 2009 (the “Effective Date”), by and between CenturyTel, Inc., a Louisiana corporation (the “Corporation”), and _______________ (“Indemnitee”).

In consideration of Indemnitee’s service as an officer of the Corporation commencing on or before the date hereof, the Corporation and Indemnitee do hereby agree as follows:

1.           Agreement to Serve.  Indemnitee agrees to serve or continue to serve as an officer of the Corporation for so long as Indemnitee is elected or appointed or until such earlier time as Indemnitee tenders a resignation in writing.

2.           Definitions.  As used in this Agreement:

(a)            The term “Change of Control” shall mean (i) an acquisition by any person (within the meaning of Section 13(d)(3) or l4(d)(2) of the Securities Exchange Act of 1934, as amended) of beneficial ownership of 20% or more of the combined voting power of the Corporation's then outstanding voting securities; (ii) during any period of two consecutive years, individuals who at the beginning of such period constitute the Board of Directors of the Corporation and any new director whose election by the Board of Directors or nomination for election by the Corporation's shareholders was approved by a vote of at least two-thirds of the directors then still in office who either were directors at the beginning of the period or whose election or nomination for election was previously so approved, cease for any reason to constitute a majority thereof; or (iii) the consummation of a merger or consolidation involving the Corporation if the shareholders of the Corporation, immediately before such merger or consolidation, do not own, immediately following such merger or consolidation, more than 50% of the combined voting power of the outstanding voting securities of the resulting entity in substantially the same proportion as their ownership of voting securities immediately before such merger or consolidation.  Notwithstanding the foregoing, a Change of Control shall not be deemed to occur solely because 20% or more of the Corporation’s then outstanding voting securities is acquired by (l) a trustee or other fiduciary holding securities under one or more employee benefit plans maintained by the Corporation or any of its subsidiaries or (2) any entity that, immediately prior to such acquisition, is owned directly or indirectly by the shareholders of the Corporation in the same proportion as their ownership of shares in the Corporation immediately prior to such acquisition.

(b)            The term “Claim” shall mean any threatened, pending or completed claim, action, suit, or proceeding, including discovery, whether civil, criminal, administrative, arbitrative or investigative and whether made judicially or extra-judicially, or any separate issue or matter therein, as the context requires, but shall not include any action, suit or proceeding initiated by Indemnitee against the Corporation  (other than to enforce the terms of this Agreement), or initiated by Indemnitee against any director or officer of the Corporation unless the Corporation has joined in or consented in writing to the initiation of such action, suit or proceeding.

(c)            The term “Determining Body” shall mean (i) the Board of Directors by a majority vote of a quorum of the entire board consisting of directors who are not named as parties to the Claim for which indemnification is being sought (“Disinterested Directors”), or (ii) if such a quorum is not obtainable, independent legal counsel (A) selected by the Disinterested Directors, or (B) if there are fewer than two Disinterested Directors, selected by the Board of Directors (in which selection directors who do not qualify as Disinterested Directors may participate); provided, however, that following a Change of Control, with respect to all matters thereafter arising out of acts, omissions or events occurring prior to or after the Change of Control concerning the rights of Indemnitee to seek indemnification, such determination shall be made by independent legal counsel selected by the Board of Directors in the manner described above in this Section 2(c) (which selection shall not be unreasonably delayed or withheld) from a panel of three counsel nominated by Indemnitee.  Such counsel shall not have otherwise performed services for the Corporation, Indemnitee or their affiliates (other than services as independent counsel in connection with similar matters) within the five years preceding its engagement ("Independent Counsel").  If Indemnitee fails to nominate Independent Counsel within ten business days following written request by the Corporation, the Board of Directors shall select Independent Counsel.  Such counsel shall not be a person who, under the applicable standards of professional conduct then prevailing, would have a conflict of interest in representing either the Corporation or Indemnitee in an action to determine Indemnitee's rights under this Agreement, nor shall Independent Counsel be any person who has been sanctioned or censured for ethical violations of applicable standards of professional conduct.  The Corporation agrees to pay the reasonable fees and costs of the Independent Counsel referred to above and to fully indemnify such Independent Counsel against any and all expenses, claims, liabilities and damages arising out of or relating to this Section 2(c) or its engagement pursuant hereto.  The Determining Body shall determine in accordance with Section 6 whether and to what extent Indemnitee is entitled to be indemnified under this Agreement and shall render a written opinion to the Corporation and to Indemnitee to such effect.

(d)            The term "Disbursing Officer" shall mean, with respect to a Claim, the Chief Executive Officer of the Corporation or, if the Chief Executive Officer is a party to the Claim as to which advancement or indemnification is being sought, any officer who is not a party to the Claim and who is designated by the Chief Executive Officer, which designation shall be made promptly after the Corporation's receipt of Indemnitee's initial request for advancement or indemnification and communicated to Indemnitee.

(e)            The term “Expenses” shall mean any reasonable expenses or costs (including, without limitation, attorney’s fees, fees of experts retained by attorneys, judgments, punitive or exemplary damages, fines and amounts paid in settlement) actually and reasonably incurred by Indemnitee with respect to a Claim, except that Expenses shall not include any amount paid in settlement of a Claim against Indemnitee (i) by or in the right of the Corporation, or (ii) that the Corporation has not approved, which approval will not be unreasonably delayed or withheld.

(f)            The term “Standard of Conduct” shall mean conduct by an Indemnitee with respect to which a Claim is asserted that was in good faith and that Indemnitee reasonably believed to be in, or not opposed to, the best interest of the Corporation, and, in the case of a Claim that is a criminal action or proceeding, conduct that the Indemnitee had no reasonable cause to believe was unlawful.  The termination of any Claim by judgment, order, settlement, conviction, or upon a plea of nolo contendere or its equivalent, shall not, of itself, create a presumption that Indemnitee did not meet the Standard of Conduct.

3.            Limitation of Liability.

To the fullest extent permitted by Article VII of the Articles of Incorporation of the Corporation in effect on the Effective Date and, if and to the extent the Articles of Incorporation are amended to permit further limitations, in effect at any time prior to the determination of liability, Indemnitee shall not be personally liable in damages for breach of Indemnitee’s fiduciary duty as a director or officer.  The Board of Directors of the Corporation will not take any action to effect any amendment to the Articles of Incorporation the effect of which would be to deny, diminish or encumber Indemnitee’s right to exculpation under this Section 3.

4.            Maintenance of Insurance.

(a)            The Corporation represents that it presently maintains in force and effect directors and officers liability insurance (“D&O Insurance”) policies that provide primary and excess coverage on behalf of the Corporation’s directors and officers on the terms and conditions specified therein (the “Insurance Policies”).  Subject only to the provisions of Section 4(b) hereof, the Corporation hereby agrees that, so long as Indemnitee shall continue to serve as a director or officer (or shall continue at the request of the Corporation to serve in any capacity referred to in Section 6(a) hereof) and thereafter so long as Indemnitee shall be subject to any possible Claim, the Corporation shall purchase and maintain in effect for the benefit of Indemnitee one or more valid and enforceable policy or policies of D&O Insurance providing, in all respects, coverage reasonably comparable (including Side A) to that currently provided pursuant to the Insurance Policies, provided that the Corporation shall have no obligation to provide primary coverage or excess coverage in excess of the amount of coverage provided on the Effective Date.

(b)            The Corporation shall not be required to purchase and maintain the Insurance Policies in effect if D&O Insurance is not reasonably available or if, in the reasonable business judgment of a majority of the directors of the Corporation, either (i) the premium cost for such insurance is excessive in light of the amount of coverage or (ii) the coverage provided by such insurance is so limited by exclusions, retentions, deductibles or otherwise that there is insufficient benefit from such insurance.

5.           Advancement of Expenses.

(a)            Subject to Indemnitee’s furnishing the Corporation with a written undertaking, in a form reasonably satisfactory to the Corporation, to repay such amount if it is ultimately determined that Indemnitee is not entitled under this Agreement to indemnification therefor, the Corporation shall advance Expenses to Indemnitee in advance of the final disposition of any Claim involving Indemnitee; provided, however, that Indemnitee will return, without interest, any such advance that remains unspent at the disposition of the Claim to which the advance related, and provided further, that advances of such Expenses by the Corporation's D&O Insurance carrier shall be treated, for purposes of this Section 5(a), as advances by the Corporation.  The written undertaking by Indemnitee must be an unlimited general obligation of Indemnitee but need not be secured and will be accepted by the Corporation without reference to the financial ability of Indemnitee to make repayment.

(b)            Any request for advancement of Expenses shall be submitted by Indemnitee to the Disbursing Officer in writing and shall be accompanied by a written description of the Expenses for which advancement is requested.  The Disbursing Officer shall, within 20 days after receipt of Indemnitee's request for advancement, advance such Expenses unsecured, interest-free and without regard to Indemnitee's ability to make repayment, provided that if the Disbursing Officer questions the reasonableness of any such request, that officer shall promptly advance to the Indemnitee the amount deemed by that officer to be reasonable and shall forward immediately to the Determining Body a copy of the Indemnitee's request and of the Disbursing Officer’s response, together with a written description of that officer’s reasons for questioning the reasonableness of a portion of the advancement sought.  The Determining Body shall, within 20 days after receiving such a request from the Disbursing Officer, determine the reasonableness of the disputed Expenses and notify Indemnitee and the Disbursing Officer of its decision, which shall be final, subject to Indemnitee’s right under Section 7 to seek a judicial adjudication of Indemnitee’s rights.

(c)            Indemnitee's right to advancement under this Section 5 shall include the right to advancement of Expenses incurred by Indemnitee in a suit against the Corporation under Section 7 to enforce Indemnitee's rights under this Agreement.  Such right of advancement shall, however, be subject to Indemnitee's obligation pursuant to Indemnitee’s undertaking described in Section 5(a) to repay such advances, to the extent provided in Section 7, if it is ultimately determined in the enforcement suit that Indemnitee is not entitled to indemnification for a Claim.

6.           Indemnification.

(a)          The Corporation shall, in the manner provided in this Section 6, indemnify and hold harmless Indemnitee against Expenses incurred in connection with any Claim against Indemnitee (whether as a subject of or party to, or a proposed or threatened subject of or party to, the Claim) or in which Indemnitee is involved solely as a witness or person required to give evidence, by reason of Indemnitee’s position:

(A)           as a director or officer of the Corporation,

(B)           as a director or officer of any subsidiary of the Corporation or as a fiduciary with respect to any employee benefit plan of the Corporation, or

(C)           as a director, officer, employee or agent of another corporation, partnership, limited liability company, joint venture, trust, employee benefit plan or other for profit or not for profit entity or enterprise, if such position is or was held at the request of the Corporation, whether relating to service in such position before or after the Effective Date, if (x) Indemnitee is successful in defense of the Claim on the merits or otherwise, as provided in Section 6(d), or (y) Indemnitee has been found by the Determining Body to have met the Standard of Conduct; provided that no indemnification shall be made in respect of any Claim by or in the right of the Corporation as to which Indemnitee shall have been adjudged by a court of competent jurisdiction, after exhaustion of all appeals therefrom, to be liable to the Corporation unless, and only to the extent, a court shall determine upon application that, despite the adjudication of liability but in view of all the circumstances of the case, Indemnitee is fairly and reasonably entitled to indemnity for such Expenses as the court shall deem proper, and provided further, that Expenses incurred in connection with a Claim for which Indemnitee has been reimbursed or indemnified by the Corporation’s D&O Insurance carrier shall be credited against the Corporation’s obligation under this Section 6(a) with respect to such Claim.

(b)            Promptly upon becoming aware of the existence of any Claim with respect to which Indemnitee may seek indemnification hereunder, Indemnitee shall notify the Chief Executive Officer (or, if the Chief Executive Officer is the Indemnitee, the next ranking executive officer who is not an Indemnitee with respect to the Claim) of the existence of the Claim, who shall promptly advise the Board of Directors that establishing the Determining Body will be a matter presented at the next regularly scheduled meeting of the Board of Directors.  Delay by Indemnitee in giving such notice shall not excuse performance by the Corporation hereunder unless, and only to the extent that, the Corporation did not otherwise learn of the Claim and such failure results in forfeiture by the Corporation of substantial defenses, rights or insurance coverage.  After the Determining Body has been established, the Chief Executive Officer or that officer’s delegate shall inform Indemnitee thereof and Indemnitee shall promptly notify the Determining Body, to the extent requested by it, of all facts relevant to the Claim known to Indemnitee.

(c)            Indemnitee shall be entitled to conduct the defense of the Claim and to make all decisions with respect thereto, with counsel of Indemnitee’s choice, provided that in the event the defense of the Claim has been assumed by the Corporation through its D&O Insurance carrier or otherwise, then (i) Indemnitee will be entitled to retain separate counsel from the Corporation’s Counsel (but not more than one law firm plus, if applicable, local counsel at the Corporation’s expense if, but only if, Indemnitee shall reasonably conclude that one or more legal defenses may be available to Indemnitee that are different from, or in addition to, those available to the Corporation or other defendants represented by the Corporation through its D&O Insurance carrier or otherwise, and (ii) the Corporation will not, without the prior written consent of Indemnitee, effect any settlement of the Claim unless such settlement (x) includes an unconditional release of Indemnitee from all liability that is the subject matter of such Claim, (y) does not impose penalties or post-settlement obligations on Indemnitee (except for customary confidentiality obligations), and (z) does not require payment by Indemnitee of money in settlement.

(d)            To the extent Indemnitee is successful on the merits or otherwise in defense of any Claim, Indemnitee shall be indemnified against Expenses incurred by Indemnitee with respect to the Claim, regardless of whether Indemnitee has met the Standard of Conduct, and without the necessity of any determination by the Determining Body as to whether Indemnitee has met the Standard of Conduct.  In the event Indemnitee is not entirely successful on the merits or otherwise in defense of any Claim, but is successful on the merits or otherwise in defense of any claim, issue or matter involved in the Claim, Indemnitee shall be indemnified for the portion of Indemnitee’s Expenses incurred in such successful defense that is determined by the Determining Body to be reasonably and properly allocable to the claims, issues, or matters as to which Indemnitee was successful.

(e)            Except as otherwise provided in Section 6(d), the Corporation shall not indemnify any Indemnitee under Section 6(a) unless a determination has been made by the Determining Body (or by a court upon application or in a proceeding brought by Indemnitee under Section 7) with respect to a specific Claim that indemnification of Indemnitee is permissible because Indemnitee has met the Standard of Conduct.  In the event settlement of a Claim to which Indemnitee is a party has been proposed (“Proposed Settlement”), the Determining Body shall, promptly after submission to it but prior to consummation of the Proposed Settlement, make a determination whether Indemnitee shall have met the Standard of Conduct.  In the event such determination is adverse to Indemnitee, Indemnitee shall be entitled to reject the Proposed Settlement.  In the event of final disposition of a Claim other than by settlement, the Determining Body shall, promptly after but not before such final disposition, make a determination whether Indemnitee has met the Standard of Conduct.  In all cases, the determination shall be in writing and shall set forth in reasonable detail the basis and reasons therefor.  The Determining Body shall, promptly after making such determination, provide a copy thereof to both the Disbursing Officer and Indemnitee and shall instruct the former to (i) reimburse Indemnitee as soon as practicable for all Expenses, if any, to which Indemnitee has been so determined to be entitled and which have not previously been advanced to Indemnitee under Section 5 (or otherwise recovered by Indemnitee through an insurance or other arrangement provided by the Corporation), and (ii) seek reimbursement from Indemnitee (subject to Indemnitee's rights under Section 7) of all advancements that have been made pursuant to Section 5 as to which it has been so determined that Indemnitee is not entitled to be indemnified.

(f)            Indemnitee shall cooperate with the Determining Body at the expense of the Corporation by providing to the Determining Body, upon reasonable advance request, any documentation or information that is not privileged or otherwise protected from disclosure and that is reasonably available to Indemnitee and reasonably necessary to make such determination.

(g)            If the Determining Body makes a determination pursuant to Section 6(e) that Indemnitee is entitled to indemnification, the Corporation shall be bound by that determination in any judicial proceeding, absent a determination by a court that such indemnification contravenes applicable law.

(h)            In making a determination under Section 6(e), the Determining Body shall presume that the Standard of Conduct has been met unless the contrary shall be shown by a preponderance of the evidence.

(i)            The Corporation and Indemnitee shall keep confidential, to the extent permitted by law and their fiduciary obligations, all facts and determinations provided pursuant to or arising out of the operation of this Agreement, and the Corporation and Indemnitee shall instruct their respective agents to do likewise.

7.           Enforcement.

(a)            The rights provided by this Agreement shall be enforceable by Indemnitee in any court of competent jurisdiction.

(b)            If Indemnitee seeks a judicial adjudication of Indemnitee’s rights under, or to recover damages for breach of, this Agreement, Indemnitee shall be entitled to recover from the Corporation, and shall be indemnified by the Corporation against, any and all Expenses incurred by Indemnitee in connection with such proceeding, but only if Indemnitee prevails therein.  If it shall be determined that Indemnitee is entitled to receive part but not all of the relief sought, then Indemnitee shall be entitled to be reimbursed for all Expenses incurred by Indemnitee in connection with such proceeding if the indemnification amount to which Indemnitee is determined to be entitled exceeds 50% of the amount of Indemnitee’s claim.  Otherwise, the reimbursement of Expenses incurred by Indemnitee in connection with such judicial adjudication shall be appropriately prorated.

(c)            In any judicial proceeding described in this Section 7, the Corporation shall bear the burden of proving that Indemnitee is not entitled to advancement or reimbursement of Expenses sought with respect to any Claim.

8.          Saving Clause.  If any provision of this Agreement is determined by a court having jurisdiction over the matter to require the Corporation to do or refrain from doing any act that is in violation of applicable law, the court shall be empowered to modify or reform such provision so that, as modified or reformed, such provision provides the maximum indemnification permitted by law and such provision, as so modified or reformed, and the balance of this Agreement, shall be applied in accordance with their terms.  Without limiting the generality of the foregoing, if any portion of this Agreement shall be invalidated on any ground, the Corporation shall nevertheless indemnify Indemnitee to the full extent permitted by any applicable portion of this Agreement that shall not have been invalidated and to the full extent permitted by law with respect to that portion that has been invalidated.

9.           Non-Exclusivity.  The indemnification and payment of Expenses provided by or granted pursuant to this Agreement shall not be deemed exclusive of any other rights to which Indemnitee is or may become entitled under any statute, article of incorporation, by-law, insurance policy, authorization of shareholders or directors, agreement or otherwise, including, without limitation, any rights authorized by the Determining Body in its discretion with respect to matters for which indemnification is permitted under La. R.S. 12:83A.  The parties recognize that La. R. S. 12:83E presently provides that no such other indemnification measure shall permit indemnification of any person for the results of such person's willful or intentional misconduct.

10.          Subrogation.  In the event of any payment under this Agreement, the Corporation shall be subrogated to the extent of such payment to all of the rights of recovery of Indemnitee. Following receipt of indemnification payments hereunder, as further assurance, Indemnitee shall execute all papers reasonably required and, at the expense of the Corporation, take all action reasonably necessary to secure such subrogation rights, including execution of such documents as are reasonably necessary to enable the Corporation to bring suit to enforce such rights.

    11.        Counterparts.  This Agreement may be executed in any number of counterparts, each of which shall constitute the original.

12.        Applicable Law.  This Agreement shall be governed by and construed in accordance with the laws of the State of Louisiana.

    13.        Successors and Binding Agreement.

(a)            The Corporation shall require any successor (whether direct or indirect, by purchase, merger, consolidation, reorganization or otherwise) to all or substantially all the business or assets of the Corporation, by agreement in form and substance satisfactory to Indemnitee, expressly to assume and agree to perform this Agreement in the same manner and to the same extent the Corporation would be required to perform if no such succession had taken place.

(b)            Indemnitee’s right to indemnification and advancement of Expenses pursuant to this Agreement shall continue regardless of the termination of Indemnitee’s status as a director or officer of the Corporation, and this Agreement shall inure to the benefit of and be enforceable by Indemnitee’s personal or legal representatives, executors, administrators, spouses, heirs, assigns and other successors.

(c)            This Agreement is personal in nature and neither of the parties hereto shall, without the prior written consent of the other, assign or delegate this Agreement or any rights or obligations hereunder except as expressly provided in Sections 13(a) and 13(b).

(d)            This Agreement shall be binding upon and inure to the benefit of and be enforceable by the parties hereto and their respective successors (including any direct or indirect successor by purchase, merger, consolidation, reorganization or otherwise to all or substantially all of the business or assets of the Corporation), permitted assigns, spouses, heirs, executors, administrators and personal and legal representatives.

14.         Amendment.  No amendment, modification, termination or cancellation of this Agreement shall be effective unless made in writing signed by the Corporation and Indemnitee.  Notwithstanding any amendment or modification to or termination or cancellation of this Agreement or any portion hereof, Indemnitee shall be entitled to indemnification in accordance with the provisions hereof with respect to any acts or omissions of Indemnitee which occur prior to such amendment, modification, termination or cancellation.

15.         Effective Date.  This Agreement is effective as of the Effective Date, supersedes in its entirety any prior indemnity or indemnification agreements between the Corporation and Indemnitee, and covers Claims based on acts, occurrences and omissions occurring at any time prior to, on or after the Effective Date.

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed and signed as of the date and year first above written.

                                                         [Signature lines intentionally omitted]